Exhibit 99.1

GrafTech Improves Pension Accounting Method, Files Amended 10-K to Reflect Changes

PARMA, Ohio--(BUSINESS WIRE)--May 13, 2011--GrafTech International Ltd. (NYSE:GTI) today filed an amendment to its Annual Report on Form 10-K for the year ended December 31, 2010 to reflect the retrospective application of its election to adopt a new policy that changes the method of accounting for pension and other postretirement benefit costs.

As announced in April 2011, GrafTech elected to change its method of accounting for pension and other postretirement benefit costs to recognize changes in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each year in its operating results. Previously, such gains and losses were amortized over time. While the prior policy was widely used and generally acceptable, GrafTech believes that the new policy is preferable as it eliminates the delay in recognizing gains and losses in its operating results. As required by GAAP, these changes have been applied retrospectively. There is no change to GrafTech’s liability for pension and other postretirement benefits and there is no impact on cash flow or pension funding requirements. The three year cumulative effect of the new accounting treatment was a reduction of $0.13 per basic share and $0.12 per diluted share.

Mr. Shular, GrafTech’s CEO, commented, “Consistent with other companies that have made this election, including Honeywell, Verizon and AT&T, we believe that this change in pension accounting method will simplify our financial statements and improve transparency for our shareholders.”

For more detailed information on the impact of this accounting method, please see the amendment to GrafTech’s Annual Report on Form 10-K filed with the SEC and located on its website at www.graftech.com.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in over 65 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 16 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: Except for historical information contained herein, the statements made in this release and related discussions about the impact of our accounting methods constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 . Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, Associate Director, Investor Relations, 216-676-2000